UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

ACCELERATED ACQUISITIONS XX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54612	45-4511068
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive, Suite 200, Foster City, California		94404
Address of Principal Executive Offices		Zip Code

Registrant’s Telephone Number, Including Area Code: (650) 378-1232

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanotory Note

The purpose of this Amendment No.  1 to Accelerated Acquisitions XX, Inc. Report 8-K filed with the Securities and Exchange Commission on September 24, 2012 is solely to furnish the correct Exhibit 10.4.

No other changes have been made to the Form 8-K. This Amendment No. 1 to the Form 8-K speaks as of the original filing date of the Form 8-K, does not modify or update in any way disclosures made in the original Form 8-K.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On September 21 2012, Cellular Concrete Technologies, LLC (“Purchaser”) agreed to acquire 23,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Cellular Concrete Technologies, LLC owned approximately 94% of the Company’s 24,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Paul Falco was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Cellular Concrete Technologies, Inc.”.

On September 24, 2012, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $12,500 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On September 21, 2012, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  Simultaneously, the Board appointed and elected Paul Falco to the office of Chief Executive Officer, President, Secretary, Treasurer and a director of the Company.

Paul Falco is President and CEO of Cellular Concrete Technologies, LLC. Mr. Falco came to CCT with more than 30 years experience in residential and commercial construction and significant insight into concrete applications in residential and commercial building. He holds a general contracting license as well as a major builders’ license and a new home construction license. Prior to taking the helm at Cellular Concrete Technologies, he owned and operated Brookstone Development, a land acquisition and development company.

As an accomplished Senior Construction Management professional, Mr. Falco earned an industry reputation for keen project assessment skills, and an ability to quickly identify and resolve issues that impact schedules, costs and quality. He led the revamp and upgrade of the Stable Air® aerator from its original prototype to its current energy-efficient, sleek, user-friendly design.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of September 21, 2012 by and among Accelerated Acquisitions XX, Inc. and Cellular Concrete Technologies, LLC.

10.2	Letter dated September 21, 2012, from Accelerated Venture Partners to Accelerated Acquisitions XX, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on September 21, 2012.

10.4	Consulting Agreement dated as of September 24, 2012 by and among Accelerated Acquisitions XX, Inc. and Accelerated Venture Partners LLC

10.5	2012 Employee, Director and Consultant Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012.

ACCELERATED ACQUISITIONS XX, INC.

/s/ Paul Falco.
Paul Falco
President and CEO